EXHIBIT 99.1

Flushing Financial Corporation Reports 64% Increase in Core Diluted EPS From Prior Year Comparable Period on Decreased Provision Expense; Loan Portfolio Grows at an Annualized Rate of 7.9%

First Quarter 2014

  Core diluted earnings per common share, a non-GAAP measure, were $0.36, an increase of $0.14 from the three months ended March 31, 2013, and a decrease of $0.08 from the trailing quarter.
  GAAP diluted earnings per common share were $0.34, an increase of $0.12 from the three months ended March 31, 2013, and a decrease of $0.06 from the three months ended December 31, 2013.
  Loan portfolio grew at an annualized rate of 7.9% in the three months ended March 31, 2014.
  Improvement in credit quality:
    Non-accrual loans totaled $43.2 million at March 31, 2014, an improvement of $5.2 million, or 10.7%, from December 31, 2013, and at its lowest level since December 31, 2008.
    Delinquent loans improved to $81.6 million, a decrease of $7.5 million, or 8.4%, from December 31, 2013, and at its lowest level since September 30, 2008.
    Classified assets decreased to $86.9 million, a decrease of $0.6 million, or 0.7% from December 31, 2013, and at its lowest level since March 31, 2009.
  The net interest margin was 3.25%, a decrease of four basis points from the comparable prior year period and a decrease of nine basis points from the trailing quarter.
  Net charge-offs for the three months ended March 31, 2014 were $0.4 million, or 0.05% of average loans.
  The provision for loan losses improved to a benefit of $1.1 million for the three months ended March 31, 2014, from a provision of $6.0 million recorded for the comparable prior year period and a provision of $1.0 million recorded for the three months ended December 31, 2013.

LAKE SUCCESS, N.Y., April 29, 2014 (GLOBE NEWSWIRE) -- Flushing Financial Corporation (the "Company") (Nasdaq:FFIC), the parent holding company for Flushing Bank (the "Bank"), today announced its financial results for the three months ended March 31, 2014.

John R. Buran, President and Chief Executive Officer, stated: "We are pleased to report another strong quarter of continued improvement in credit quality and reduced provision for loan losses. Core diluted earnings per common share, a non-GAAP measure, were $0.36 for the first quarter of 2014, an increase of $0.14 from the first quarter of 2013, and a decrease of $0.08 from the fourth quarter of 2013.

"The increase in core diluted earnings per common share during the first quarter of 2014 from the first quarter of 2013 was primarily due to a $7.1 million decrease in provision for loan losses, representing $0.14 per diluted common share, net of tax effect.

"The decrease in core diluted earnings per common share during the first quarter of 2014 from the fourth quarter of 2013 was primarily due to $2.0 million of accelerated expense for employee and director restricted stock unit awards and $0.8 million of increased payroll taxes during the recent quarter. These expenses occur in the first quarter of each year and reduced earnings per diluted common share by $0.06 during the recent quarter.

"Continued improvement in credit quality allowed us to reduce our provision for loan losses this quarter. The provision for loan losses was a benefit of $1.1 million for the first quarter of 2014, compared to provisions of $1.0 million and $6.0 million for the three months ended December 31, 2013 and March 31, 2013, respectively. We continued to see reductions in delinquent loans, non-performing loans, and classified assets. Loans delinquent over 30 days decreased $7.5 million, or 8%, during the first quarter of 2014, and are at their lowest level since the third quarter of 2008. Loans delinquent over 90 days decreased $5.0 million, or 11%, during the first quarter, and are at their lowest level since the fourth quarter of 2008. Non-accrual loans decreased by $5.2 million, or 11%, during the first quarter to $43.2 million, and are at their lowest level since the fourth quarter of 2008. During the first quarter of 2014 we sold 12 delinquent loans with a book value at the time of sale of $5.2 million, realizing $5.4 million upon sale, or 104% of book value.

"Net charge-offs for the first quarter of 2014 totaled $0.4 million. We continued our practice of obtaining updated appraisals and recording charge-offs based on these current values as opposed to adding to the allowance for loan losses. This process has ensured that we have kept pace with changing values in the real estate market. The average loan-to-value ratio for our non-performing loans collateralized by real estate was 46.5% at March 31, 2014.

"Net loans increased $67.0 million, or 2.0%, during the first quarter of 2014, as loan originations and purchases for the quarter totaled $198.0 million. Our loan pipeline at March 31, 2014 remained strong at $339.8 million. Our lending departments continue to emphasize full relationship banking with our borrowers. Originations continue to be focused on multi-family and commercial business loans, which represented 29% and 48%, respectively, of loan originations during the first quarter of 2014. Additionally, as part of the loan closing process, we generally obtain full banking relationships with these borrowers.

"Our net interest margin for the first quarter of 2014 was 3.25%, a decrease of nine basis points from the fourth quarter of 2013. The net interest margin includes the benefit of interest collected from non-accrual loans. Excluding this benefit, the net interest margin for the first quarter of 2014 would have declined only three basis points from the fourth quarter of 2013. The decrease for the three months ended March 31, 2014 was primarily due to a 12 basis point decrease in the yield earned from interest-earning assets to 4.39%, while our cost of funding decreased four basis points to 1.25%. The decline in the yield of interest-earning assets was primarily due to the current interest rate environment, where new loans and securities are added at rates well below our portfolio average yield, and higher yielding loans and securities continue to prepay. The decrease in the cost of interest-bearing liabilities was primarily due to an increase in the average balance of lower costing core deposits while the average balance of higher-costing certificates of deposit decreased."

At March 31, 2014, the Bank continues to be well-capitalized under regulatory requirements, with Core, Tier 1 risk-based and Total risk-based capital ratios of 9.56%, 14.31% and 15.26%, respectively. The Company is also subject to the same regulatory requirements. At March 31, 2014, the Company's capital ratios for Core, Tier 1 risk-based and Total risk-based capital ratios were 9.86%, 14.75% and 15.71%, respectively.

Banking regulators issued new proposed revisions to the capital regulations in July 2013, replacing the proposed capital regulations that were issued in June 2012. The regulators announced these capital regulations would be effective January 1, 2015 for bank holding companies and banks with less than $15 billion in total assets, such as our Company and Bank. Based on our preliminary assessment of these proposed regulations, the Company and the Bank each presently meet the fully phased in requirements of the proposed capital regulations to be considered well-capitalized.

Core earnings, a non-GAAP measure, which exclude the effects of net losses from fair value adjustments, net gains from the sale of securities and penalties from the prepayment of long-term borrowings were $10.7 million for the three months ended March 31, 2014, an increase of $4.0 million, or 59.9%, from $6.7 million in the comparable prior year period. Core diluted earnings per common share were $0.36 for the three months ended March 31, 2014, an increase of $0.14, or 63.6%, from the comparable prior year period.

For a reconciliation of core earnings and core diluted earnings per common share to accounting principles generally accepted in the United States ("GAAP") net income and GAAP diluted earnings per common share, please refer to the tables in the section titled "Reconciliation of GAAP and Core Earnings."

Earnings Summary - Three Months Ended March 31, 2014

Net income for the three months ended March 31, 2014 was $10.3 million, an increase of $3.5 million, or 52.4%, compared to $6.8 million for the three months ended March 31, 2013. Diluted earnings per common share were $0.34 for the three months ended March 31, 2014, an increase of $0.12, or 54.5%, from $0.22 for the three months ended March 31, 2013.

Return on average equity was 9.4% for the three months ended March 31, 2014 compared to 6.1% for the three months ended March 31, 2013. Return on average assets was 0.9% for the three months ended March 31, 2014 compared to 0.6% for the three months ended March 31, 2013.

For the three months ended March 31, 2014, net interest income was $36.5 million, an increase of $2.3 million, or 6.9%, from $34.1 million for the three months ended March 31, 2013. The increase in net interest income was primarily attributable to the prior year period including a $2.6 million prepayment penalty recorded on borrowings.

Excluding a $2.6 million prepayment penalty recorded on borrowings during the prior year period, net interest income for the three months ended March 31, 2014 would have decreased $0.2 million, or 0.6%, to $36.5 million from $36.7 million for the three months ended March 31, 2013. The decrease in net interest income was primarily attributable to a 27 basis point decrease in the net-interest spread to 3.14% for the three months ended March 31, 2014 from 3.41% for the three months ended March 31, 2013, partially offset by the effect of an increase of $331.0 million in the average balance of interest-earning assets to $4,485.8 million for the three months ended March 31, 2014 from $4,154.9 million for the comparable prior year period. The yield on interest-earning assets decreased 43 basis points to 4.39% for the three months ended March 31, 2014 from 4.82% for the three months ended March 31, 2013, while the cost of funds decreased 16 basis points to 1.25% for the three months ended March 31, 2014 from 1.41% for the comparable prior year period. The net interest margin declined 29 basis points to 3.25% for the three months ended March 31, 2014 from 3.54% for the three months ended March 31, 2013. Excluding prepayment penalties on borrowings and prepayment penalty income on loans, the net interest margin would have decreased 30 basis points to 3.14% for the three months ended March 31, 2014 from 3.44% for the three months ended March 31, 2013.

The 43 basis point decline in the yield of interest-earning assets was primarily due to a 42 basis point reduction in the yield of the loan portfolio to 4.97% for the three months ended March 31, 2014 from 5.39% for the three months ended March 31, 2013, combined with a 35 basis point decline in the yield on total securities to 2.72% for the three months ended March 31, 2014 from 3.07% for the comparable prior year period. The yield was positively impacted by an increase of $204.6 million in the average balance of total loans to $3,391.3 million for the three months ended March 31, 2014 from $3,186.7 million for the comparable prior year period. The 42 basis point decrease in the loan portfolio was primarily due to the decline in the rates earned on new loan originations, existing loans modifying to lower rates, and higher yielding loans prepaying. The yield on the loan portfolio, excluding prepayment penalty income, decreased 44 basis points to 4.82% for the three months ended March 31, 2014 from 5.26% for the three months ended March 31, 2013. The 35 basis point decrease in the yield of the securities portfolio was primarily due to the purchase of new securities at lower yields than the existing portfolio.

Excluding the $2.6 million prepayment penalty recorded on borrowings during the prior year period, the 16 basis point decrease in the cost of interest-bearing liabilities was primarily attributable to the Bank reducing the rates it pays on its deposit products and a reduction in the cost of borrowed funds. The cost of certificates of deposit, savings accounts and NOW accounts decreased three basis points, one basis point and seven basis points, respectively, partially offset by a seven basis point increase in the cost of money market accounts for the three months ended March 31, 2014 from the comparable prior year period. The cost was also positively affected by a movement in deposit concentrations as the average balance of lower costing core deposits increased $320.0 million during the three months ended March 31, 2014 to $1,933.2 million from $1,613.1 million for the comparable prior year period, while the average balance of higher costing certificates of deposit decreased $117.3 million to $1,109.7 million for the three months ended March 31, 2014 from $1,227.0 million for the comparable prior year period. These improvements resulted in a decrease in the cost of due to depositors of 16 basis points to 1.01% for the three months ended March 31, 2014 from 1.17% for the three months ended March 31, 2013. The cost of borrowed funds decreased 18 basis points from the comparable prior year period to 2.04% for the three months ended March 31, 2014. This decrease in the cost of borrowed funds was primarily due to maturing borrowing being replaced at lower rates and the effect prepaying certain higher costing borrowing during the three months ended March 31, 2013.

The net interest margin for the three months ended March 31, 2014 decreased nine basis points to 3.25% from 3.34% for the three months ended December 31, 2013. The yield on interest-earning assets decreased 12 basis points during the first quarter of 2014 to 4.39%, while the cost of interest-bearing liabilities decreased four basis points to 1.25%. The yield on the mortgage loan portfolio decreased 11 basis points to 5.16% for the three months ended March 31, 2014 from 5.27% for the three months ended December 31, 2013. The yield earned during the three months ended December 31, 2013 was partially supported by additional interest collected on loans which were previously non-accrual and back payments were received. The three months ended March 31, 2014 included $0.3 million in additional interest compared to $0.9 million recorded during the three months ended December 31, 2013. Excluding this additional interest, the net interest margin would have decreased three basis points to 3.23% for the three months ended March 31, 2014 from 3.26% for the three months ended December 31, 2013. Further excluding prepayment penalty income, the net interest margin would have decreased four basis points to 3.11% for the three months ended March 31, 2014 from 3.15% for the three months ended December 31, 2013.

The provision for loan losses decreased $7.1 million during the three months ended March 31, 2014 to a benefit of $1.1 million from a provision of $6.0 million during the comparable prior year period. The decrease in the provision was primarily due to the continued improvement in credit conditions. During the three months ended March 31, 2014, net charge-offs totaled $0.4 million and non-accrual loans decreased $5.2 million to $43.2 million from $48.4 million at December 31, 2013. The current average loan-to-value ratio for our non-performing loans collateralized by real estate was 46.5% at March 31, 2014. When we have obtained properties through foreclosure, we have been able to quickly sell the properties at amounts that approximate book value. The Bank continues to maintain conservative underwriting standards. We anticipate that we will continue to see low loss content in our loan portfolio. As a result of the quarterly analysis of the allowance for loans losses, a reduction in the allowance was warranted, and as such, the Company recorded a benefit of $1.1 million for the three months ended March 31, 2014.

Non-interest income for the three months ended March 31, 2014 was $1.7 million, a decrease of $3.6 million from $5.3 million for the three months ended March 31, 2013. The decrease in non-interest income was primarily due to the three months ended March 31, 2013 including a $2.9 million gain from the sale of mortgage-backed securities. Additionally, non-interest income declined due to a $0.5 million increase in net losses from fair value adjustments and $0.3 million decrease in banking service fee income primarily due to reduced ancillary loan fees, as compared to the comparable prior year period.

Non-interest expense was $22.1 million for the three months ended March 31, 2014, a decrease of $0.3 million, or 1.5%, from $22.4 million for the three months ended March 31, 2013. The decrease was primarily due to decreases of $0.4 million in professional services due to decreased legal and accounting fees, $0.4 million in real estate owned/ foreclosure expense primarily due to a reduction in non-performing loans and $0.3 million in FDIC insurance expense primarily due to a reduction in the assessment rate. These decreases were partially offset by increases of $0.3 million in salaries and benefits expense and $0.2 million in occupancy and equipment expense. The first quarter of each year includes the effect of grants of annual restricted stock unit awards. GAAP requires a significant portion of these awards to be expensed at the time of grant. Included in Salaries and benefits expense is $1.0 million and $0.7 million for these awards in the three months ended March 31, 2014 and 2013, respectively, for accelerated expensing. Other expense includes $1.0 million and $0.8 million for these awards in the three months ended March 31, 2014 and 2013, respectively, for accelerated expensing. The increase in the current period accelerated expense as compared to the prior year period is due to the increase in the Company's stock price and additional employees whose grants are required to be fully expensed on grant date. Since this accelerated expense for the annual restricted stock unit awards occurred in the first quarter, subsequent quarters of 2014 should have a lower level of non-interest expense related to RSU expensing. The efficiency ratio was 56.6% for the three months ended March 31, 2014 compared to 56.9% for the three months ended March 31, 2013.

The provision for income taxes for the three months ended March 31, 2014 was $6.9 million, an increase of $2.6 million, or 60.4%, from $4.3 million for the comparable prior year period. The increase was primarily due to the $6.1 million increase in income before income taxes to $17.2 million for the three months ended March 31, 2014 from $11.1 million for the comparable prior year period. The effective tax rate was 40.2% and 39.0% for the three months ended March 31, 2014 and 2013, respectively. The increase in the effective tax rate was primarily due to the impact of changes to the New York State tax code passed on March 31, 2014, resulting in a reduction in the Company's deferred tax assets. We expect to see a small reduction in our effective tax rate beginning in 2015 as a result of the changes in the New York State tax code.

Balance Sheet Summary – At March 31, 2014

Total assets at March 31, 2014 were $4,820.0 million, an increase of $98.5 million, or 2.1%, from $4,721.5 million at December 31, 2013. Total loans, net increased $67.0 million during the three months ended March 31, 2014 to $3,469.4 million from $3,402.4 million at December 31, 2013. Loan originations and purchases were $198.0 million for the three months ended March 31, 2014, an increase of $76.6 million from $121.4 million for the three months ended March 31, 2013. During the three months ended March 31, 2014, we continued to focus on the origination of multi-family properties and business loans with a full relationship. Loan applications in process have continued to remain strong, totaling $339.8 million at March 31, 2014 compared to $297.5 million at December 31, 2013 and $360.4 million at March 31, 2013.

The following table shows loan originations and purchases for the periods indicated. The table includes loan purchases of $11.6 million and $0.5 million for the three months ended March 31, 2014 and 2013, respectively.

	For the three months
	ended March 31,
(In thousands)	2014	2013
Mortgage loans:
Multi-family residential	$ 57,812	$ 42,925
Commercial real estate	13,416	6,986
One-to-four family – mixed-use property	9,999	4,390
One-to-four family – residential	9,100	6,510
Co-operative apartments	--	2,067
Construction	697	--
Total mortgage loans	91,024	62,878
Other loans:
Small Business Administration	353	168
Taxi Medallion	11,649	--
Commercial business and other	94,956	58,340
Total other loans	106,958	58,508

Total loan originations	$ 197,982	$ 121,386

The average rate on mortgage loan originations and purchases was 3.91% and 3.82% for the three months ended March 31, 2014 and 2013, respectively. The average rate on other loan originations and purchases was 3.14% and 3.22% for the three months ended March 31, 2014 and 2013, respectively. The average rate on total loan originations and purchases was 3.50% and 3.53% for the three months ended March 31, 2014 and 2013, respectively.

The Bank continues to maintain conservative underwriting standards that include, among other things, a loan-to-value ratio of 75% or less and a debt coverage ratio of at least 125%. Multi-family residential, commercial real estate and one-to-four family mixed-use property mortgage loans originated during the first quarter of 2014 had an average loan-to-value ratio of 40.1% and an average debt coverage ratio of 237%.

The Bank experienced improvements in its non-accrual loans during the three months ended March 31, 2014, and charge-offs remained low during the same period. The Bank reviews its delinquencies on a loan by loan basis working with borrowers to help them meet their obligations and return them back to current status. The Bank takes a proactive approach to managing delinquent loans, including conducting site examinations and encouraging borrowers to meet with a Bank representative. The Bank at times will develop short-term payment plans that enable certain borrowers to bring their loans current and has employees experienced in loan workouts to manage the delinquent loans.

The Bank has also restructured certain problem loans by either: reducing the interest rate until the next reset date, extending the amortization period thereby lowering the monthly payments, deferring a portion of the interest payment, or changing the loan to interest only payments for a limited time period. At times, certain problem loans have been restructured by combining more than one of these options. These restructurings have not included a reduction of principal balance. The Bank believes that restructuring these loans in this manner will allow certain borrowers to become and remain current on their loans. These restructured loans are classified as troubled debt restructured ("TDR"). Loans which have been current for six consecutive months at the time they are restructured as TDR remain on accrual status. Loans which were delinquent at the time they are restructured as a TDR are placed on non-accrual status until they have made timely payments for six consecutive months. Loans that are restructured as TDR but are not performing in accordance with the restructured terms are excluded from the TDR table below, as they are placed on non-accrual status and reported as non-performing loans.

The following table shows loans classified as TDR that are performing according to their restructured terms at the periods indicated:

	March 31,	December 31,
(In thousands)	2014	2013
Accrual Status:
Multi-family residential	$ 3,074	$ 3,087
Commercial real estate	2,398	2,407
One-to-four family - mixed-use property	2,288	2,297
One-to-four family - residential	362	364
Construction	--	442
Commercial business and other	2,367	4,406
Total	10,489	13,003

Non-accrual status:
One-to-four family - mixed-use property	382	383
Total	382	383

Total performing troubled debt restructured	$ 10,871	$ 13,386

During the three months ended March 31, 2014, two TDR totaling $2.4 million were transferred to non-performing status. While these borrowers continue to remit monthly payments on these loans, they are over 90 days past maturity, which results in these loans being included in non-performing loans.

Interest income on loans is recognized on the accrual basis. The accrual of income on loans is discontinued when certain factors, such as contractual delinquency of 90 days or more, indicate reasonable doubt as to the timely collectability of such income. Additionally, uncollected interest previously recognized on non-accrual loans is reversed from interest income at the time the loan is placed on non-accrual status. Loans in default 90 days or more, as to their maturity date but not their payments, continue to accrue interest as long as the borrower continues to remit monthly payments.

The following table shows non-performing assets, including Loans held for sale, at the periods indicated:

	March 31,	December 31,
(In thousands)	2014	2013
Loans 90 days or more past due and still accruing:
Multi-family residential	$ 188	$ 52
Commercial real estate	793	--
One-to-four family - mixed-use property	874	--
One-to-four family - residential	15	15
Construction	1,012	--
Commercial business and other	2,490	539
Total	5,372	606

Non-accrual loans:
Multi-family residential	12,062	13,682
Commercial real estate	8,769	9,962
One-to-four family - mixed-use property	7,977	9,063
One-to-four family - residential	12,208	13,250
Co-operative apartments	--	57
Commercial business and other	2,165	2,348
Total	43,181	48,362

Total non-performing loans	48,553	48,968

Other non-performing assets:
Real estate acquired through foreclosure	1,700	2,985
Investment securities	--	1,871
Total	1,700	4,856

Total non-performing assets	$ 50,253	$ 53,824

Included in loans over 90 days past due and still accruing were 13 loans totaling $5.4 million and six loans totaling $0.6 million at March 31, 2014 and December 31, 2013, respectively. These loans are all past their respective maturity dates and are still remitting payments. The Bank is actively working with these borrowers to extend the maturity of or repay these loans.

Included in non-performing loans were three loans totaling $4.7 million and one loan totaling $2.3 million which were restructured as TDR and not performing in accordance with their restructured terms at March 31, 2014 and December 31, 2013, respectively.

Hurricane Sandy caused significant damage to numerous homes and businesses throughout the New York Metropolitan area. In working with its borrowers and depositors affected by this hurricane, the Bank had entered into payment agreements on 30 loans totaling $18.9 million. These agreements originally provided for partial payment deferrals, generally for 90 days, but some agreements provide for longer deferral periods. These agreements were intended to provide the borrowers the opportunity to fully assess any damage to the properties, apply for and receive insurance proceeds, and repair damages to the properties. At March 31, 2014, 10 loans totaling $5.6 million remain under these agreements, of which seven loans totaling $4.7 million are considered non-performing and we have placed them on non-accrual status until they reestablish a payment history and bring the loans current. Eight loans are current under their repayment plans and have had their agreements extended into 2014 to give the borrowers additional time to recover. Two loans are delinquent under their repayment plans. Each borrower was required, commencing at the end of the deferral period, to make their regularly scheduled loan payments plus a portion of the deferred amounts. As of March 31, 2014, the Bank has not incurred, and does not expect to incur, any losses related to these agreements.

The Bank's non-performing assets totaled $50.3 million at March 31, 2014, a decrease of $3.6 million from $53.8 million at December 31, 2013. Total non-performing assets as a percentage of total assets were 1.04% at March 31, 2014 compared to 1.14% at December 31, 2013. The ratio of allowance for loan losses to total non-performing loans was 62.3% at March 31, 2014 and 64.9% at December 31, 2013.

During the three months ended March 31, 2014, 24 loans totaling $6.1 million were added to non-accrual loans, 18 loans totaling $4.9 million were returned to performing status, eight loans totaling $1.5 million were paid in full, nine loans totaling $3.9 million were sold, one loan totaling $0.1 million was transferred to other real estate owned, and charge-offs of $0.6 million were recorded on non-accrual loans that were non-accrual at the beginning of the first quarter of 2014.

At December 31, 2013, non-accrual investment securities included one pooled trust preferred security with a carrying amount of $1.9 million for which we were not receiving payments. During the three months ended March 31, 2014, the Company sold the one non-accrual trust preferred security for total proceeds of $2.1 million.

Performing loans delinquent 60 to 89 days were $5.2 million at March 31, 2014, an increase of $0.5 million from $4.7 million at December 31, 2013.  Performing loans delinquent 30 to 59 days were $33.6 million at March 31, 2014, a decrease of $3.8 million from $37.4 million at December 31, 2013.

The following table shows net loan charge-offs (recoveries) for the periods indicated:

	Three Months Ended
	March 31,	March 31,	December 31,
(In thousands)	2014	2013	2013
Multi-family residential	$ 598	$ 1,477	$ (260)
Commercial real estate	(335)	601	115
One-to-four family – mixed-use property	43	2,553	329
One-to-four family – residential	(26)	660	(149)
Co-operative apartments	(7)	74	34
Construction	--	234	--
Small Business Administration	(10)	174	21
Commercial business and other	124	304	(50)
Total net loan charge-offs	$ 387	$ 6,077	$ 40

The Bank considers a loan impaired when, based upon current information, we believe it is probable that we will be unable to collect all amounts due, both principal and interest, according to the original contractual terms of the loan. All non-accrual loans are considered impaired. Impaired loans are measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate or at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The property value of impaired mortgage loans is internally reviewed on a quarterly basis using multiple valuation approaches in evaluating the underlying collateral. These include obtaining a third party appraisal, or for internally reviewed loans an income approach or a sales approach. When obtained, third party appraisals are used. The income approach is used for income producing properties, and uses current revenues less operating expenses to determine the net cash flow of the property. Once the net cash flow is determined, the value of the property is calculated using an appropriate capitalization rate for the property. The sales approach uses comparable sales prices in the market. In the absence of a third party appraisal, greater reliance is placed on the income approach to value the collateral. The loan balance of impaired mortgage loans is then compared to the property's updated fair value. We consider fair value to be 85% of the market value of the real estate securing the loan. The loan balance which exceeds fair value is generally charged-off against the allowance for loan losses.

During the three months ended March 31, 2014, the Bank sold nine non-performing loans for proceeds totaling $4.5 million, realizing net recoveries at the time of sale totaling $0.2 million. Additionally, during the three months ended March 31, 2014, the Bank sold three performing loans for total proceeds of $1.0 million.

During the three months ended March 31, 2014, mortgage-backed securities increased $18.0 million, or 2.4%, to $774.2 million from $756.2 million at December 31, 2013. The increase in mortgage-backed securities during the three months ended March 31, 2014 was primarily due to purchases of $32.2 million and an improvement of $5.9 million in the fair value of mortgage-backed securities, partially offset by principal repayments totaling $19.4 million.

During the three months ended March 31, 2014, other securities increased $17.5 million, or 6.7%, to $279.2 million from $261.6 million at December 31, 2013. The increase in other securities during the three months ended March 31, 2014 was primarily due to purchases of $17.1 million and an improvement in the fair value of other securities totaling $3.8 million, partially offset by $1.9 million in sales and $1.0 million in calls. Other securities primarily consist of securities issued by mutual or bond funds that invest in government and government agency securities, municipal bonds and corporate bonds.

Banking regulators issued the Volcker Rule in December 2013. The Volcker Rule, among other things, prohibits banks from owning certain investment securities. We have reviewed our investment portfolio for compliance with the Volcker Rule. In the opinion of management, we do not own any securities which are prohibited under the Volcker Rule.

Total liabilities were $4,372.4 million at March 31, 2014, an increase of $83.4 million, or 1.9%, from $4,289.0 million at December 31, 2013. During the three months ended March 31, 2014, due to depositors increased $101.9 million, or 3.2%, to $3,301.9 million, as a result of a $72.8 million increase in core deposits and a $29.1 million increase in certificates of deposit. Borrowed funds decreased $29.2 million during the three months ended March 31, 2014.

Total stockholders' equity increased $15.0 million, or 3.5%, to $447.6 million at March 31, 2014 from $432.5 million at December 31, 2013. Stockholders' equity increased primarily due to net income of $10.3 million for the three months ended March 31, 2014, an increase in comprehensive income of $5.4 million primarily due to an increase in the fair value of the securities portfolio and $1.9 million due to the issuance of shares from the annual funding of certain employee retirement plans through the release of common shares from the Employee Benefit Trust. Additionally, the exercise of stock options increased stockholders' equity by $0.4 million, including the income tax benefit realized by the Company upon the exercise of the options. These increases were partially offset by the declaration and payment of dividends on the Company's common stock of $4.5 million and the purchase of 28,120 treasury shares at a cost of $0.6 million. Book value per common share was $14.79 at March 31, 2014 compared to $14.36 at December 31, 2013. Tangible book value per common share, a non-GAAP measure, was $14.27 at March 31, 2014 compared to $13.84 at December 31, 2013.

During the three months ended March 31, 2014, the Company repurchased 28,120 shares of the Company's common stock at an average cost of $19.76 per share. At March 31, 2014, 521,750 shares remain to be repurchased under the current stock repurchase program. Stock will be purchased under the current stock repurchase program from time to time, in the open market or through private transactions, subject to market conditions. There is no expiration or maximum dollar amount under this authorization.

Reconciliation of GAAP Earnings and Core Earnings

Although core earnings are not a measure of performance calculated in accordance with GAAP, the Company believes that its core earnings are an important indication of performance through ongoing operations. The Company believes that core earnings are useful to management and investors in evaluating its ongoing operating performance, and in comparing its performance with other companies in the banking industry, particularly those that do not carry financial assets and financial liabilities at fair value. Core earnings should not be considered in isolation or as a substitute for GAAP earnings. During the periods presented, the Company calculated core earnings by adding back or subtracting, net of tax, net gain or loss recorded on financial assets and financial liabilities carried at fair value and the sale of securities, and by adding back, net of tax, the penalty incurred from the prepayment of borrowings.

	Three Months Ended
	March 31,	March 31,	December 31,
	2014	2013	2013
	(In thousands, except per share data)

GAAP income before income taxes	$ 17,223	$ 11,075	$ 18,406

Net loss from fair value adjustments	644	123	1,900
Penalty from prepayment of borrowings	--	2,579	--
Net gain from sale of securities	--	(2,858)	(49)

Core income before taxes	17,867	10,919	20,257
Provision for income taxes for core income	7,203	4,251	7,267
Core net income	$ 10,664	$ 6,668	$ 12,990

GAAP diluted earnings per common share	$ 0.34	$ 0.22	$ 0.40

Net loss from fair value adjustments, net of tax	0.02	--	0.04
Penalty from prepayment of borrowings, net of tax	--	0.05	--
Net gain from sale of securities, net of tax	--	(0.05)	--
Core diluted earnings per common share	$ 0.36	$ 0.22	$ 0.44

Reconciliation of GAAP Earnings and Core Earnings before Provision for Loan Losses and Income Taxes

Although core earnings before the provision for loan losses and income taxes are not a measure of performance calculated in accordance with GAAP, the Company believes this measure of earnings is an important indication of earnings through ongoing operations that are available to cover possible loan losses and OTTI charges. The Company believes this earnings measure is useful to management and investors in evaluating its ongoing operating performance. During the periods presented, the Company calculated this earnings measure by adjusting GAAP income before income taxes by adding back the provision for loan losses and the penalty incurred from the prepayment of borrowings; and by adding back or subtracting the net gain or loss recorded on financial assets and financial liabilities carried at fair value and the sale of securities.

	Three Months Ended
	March 31,	March 31,	December 31,
	2014	2013	2013
	(In thousands)
GAAP income before income taxes	$ 17,223	$ 11,075	$ 18,406

Provision for loan losses	(1,119)	6,000	1,000
Net loss (gain) from fair value adjustments	644	123	1,900
Penalty from prepayment of borrowings	--	2,579	--
Net (gain) loss from sale of securities	--	(2,858)	(49)

Core net income before the provision for loan losses and income taxes	$ 16,748	$ 16,919	$ 21,257

About Flushing Financial Corporation

Flushing Financial Corporation is the holding company for Flushing Bank, a New York State-chartered commercial bank insured by the Federal Deposit Insurance Corporation. The Bank serves consumers, businesses, and public entities by offering a full complement of deposit, loan, and cash management services through its 17 banking offices located in Queens, Brooklyn, Manhattan, and Nassau County. The Bank also operates an online banking division, iGObanking.com®, which offers competitively priced deposit products to consumers nationwide.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company's website at http://www.flushingbank.com.

 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as "may", "will", "should", "could", "expects", "plans", "intends", "anticipates", "believes", "estimates", "predicts", "forecasts", "potential" or "continue" or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

- Statistical Tables Follow -

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except per share data)
(Unaudited)

	March 31,	December 31,
	2014	2013
ASSETS
Cash and due from banks	$ 43,630	$ 33,485
Securities available for sale:
Mortgage-backed securities	774,202	756,156
Other securities	279,164	261,634
Loans held for sale	--	425
Loans:
Multi-family residential	1,722,764	1,712,039
Commercial real estate	509,728	512,552
One-to-four family ― mixed-use property	587,482	595,751
One-to-four family ― residential	194,611	193,726
Co-operative apartments	9,974	10,137
Construction	4,859	4,247
Small Business Administration	7,628	7,792
Taxi medallion	24,127	13,123
Commercial business and other	427,406	373,641
Net unamortized premiums and unearned loan fees	11,080	11,170
Allowance for loan losses	(30,270)	(31,776)
Net loans	3,469,389	3,402,402
Interest and dividends receivable	17,133	17,370
Bank premises and equipment, net	19,983	20,356
Federal Home Loan Bank of New York stock	44,698	46,025
Bank owned life insurance	110,383	109,606
Goodwill	16,127	16,127
Other assets	45,267	57,915
Total assets	$ 4,819,976	$ 4,721,501

LIABILITIES
Due to depositors:
Non-interest bearing	$ 200,947	$ 197,343
Interest-bearing:
Certificate of deposit accounts	1,150,064	1,120,955
Savings accounts	260,980	265,003
Money market accounts	194,172	199,907
NOW accounts	1,495,761	1,416,774
Total interest-bearing deposits	3,100,977	3,002,639
Mortgagors' escrow deposits	48,870	32,798
Borrowed funds	982,873	1,012,122
Other liabilities	38,747	44,067
Total liabilities	4,372,414	4,288,969

STOCKHOLDERS' EQUITY
Preferred stock (5,000,000 shares authorized; none issued)	--	--
Common stock ($0.01 par value; 100,000,000 shares authorized; 31,530,595 shares issued at March 31, 2014 and December 31, 2013; 30,252,704 shares and 30,123,252 shares outstanding at March 31, 2014 and December 31, 2013, respectively)	315	315
Additional paid-in capital	204,605	201,902
Treasury stock (1,277,891 shares and 1,407,343 shares at March 31, 2014 and December 31, 2013, respectively)	(20,496)	(22,053)
Retained earnings	269,093	263,743
Accumulated other comprehensive (loss) income, net of taxes	(5,955)	(11,375)
Total stockholders' equity	447,562	432,532

Total liabilities and stockholders' equity	$ 4,819,976	$ 4,721,501

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
(Unaudited)

	For the three months
	ended March 31,
	2014	2013

Interest and dividend income
Interest and fees on loans	$ 42,120	$ 42,940
Interest and dividends on securities:
Interest	6,875	6,954
Dividends	189	175
Other interest income	27	17
Total interest and dividend income	49,211	50,086

Interest expense
Deposits	7,718	8,291
Other interest expense	5,006	7,649
Total interest expense	12,724	15,940

Net interest income	36,487	34,146
Provision (benefit) for loan losses	(1,119)	6,000
Net interest income after provision for loan losses	37,606	28,146

Non-interest income
Banking services fee income	709	1,040
Net loss on sale of loans	--	(9)
Net gain on sale of securities	--	2,858
Net loss from fair value adjustments	(644)	(123)
Federal Home Loan Bank of New York stock dividends	551	414
Bank owned life insurance	776	825
Other income	318	343
Total non-interest income	1,710	5,348

Non-interest expense
Salaries and employee benefits	12,578	12,233
Occupancy and equipment	2,035	1,860
Professional services	1,210	1,618
FDIC deposit insurance	697	991
Data processing	1,068	1,043
Depreciation and amortization	715	767
Other real estate owned / foreclosure expense	256	668
Other operating expenses	3,534	3,239
Total non-interest expense	22,093	22,419

Income before income taxes	17,223	11,075

Provision for income taxes
Federal	4,758	3,461
State and local	2,169	858
Total taxes	6,927	4,319

Net income	$ 10,296	$ 6,756

Basic earnings per common share	$0.34	$0.22
Diluted earnings per common share	$0.34	$0.22
Dividends per common share	$0.15	$0.13

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share data)
(Unaudited)

	At or for the three months
	ended March 31,
	2014	2013
Per Share Data
Basic earnings per share	$ 0.34	$ 0.22
Diluted earnings per share	$ 0.34	$ 0.22
Average number of shares outstanding for:
Basic earnings per common share computation	29,984,208	30,449,035
Diluted earnings per common share computation	30,021,786	30,481,336
Book value per common share (1)	$14.79	$14.39
Tangible book value per common share (2)	$14.27	$13.87

Average Balances
Total loans, net	$ 3,391,316	$ 3,186,725
Total interest-earning assets	4,485,838	4,154,858
Total assets	4,737,639	4,426,667
Total due to depositors	3,042,898	2,840,178
Total interest-bearing liabilities	4,070,061	3,795,615
Stockholders' equity	440,426	441,450

Performance Ratios (3)
Return on average assets	0.87%	0.61%
Return on average equity	9.35	6.12
Yield on average interest-earning assets	4.39	4.82
Cost of average interest-bearing liabilities	1.25	1.68
Interest rate spread during period	3.14	3.14
Net interest margin	3.25	3.29
Non-interest expense to average assets	1.87	2.03
Efficiency ratio (4)	56.64	56.86
Average interest-earning assets to average interest-bearing liabilities	1.10X	1.09X

(1) Calculated by dividing common stockholders' equity of $447.6 million and $443.9 million at March 31, 2014 and 2013, respectively, by 30,252,704 and 30,846,118 shares outstanding at March 31, 2014 and 2013, respectively.
(2) Calculated by dividing tangible common stockholders' equity of $431.8 million and $428.0 million at March 31, 2014 and 2013, respectively, by 30,252,704 and 30,846,118 shares outstanding at March 31, 2014 and 2013, respectively. Tangible common stockholders' equity is total stockholders' equity less intangible assets (goodwill and core deposit intangible, net of deferred taxes).
(3) Ratios for the three months ended March 31, 2014 and 2013 are presented on an annualized basis.
(4) Calculated by dividing non-interest expense (excluding OREO expense and the net gain/loss from the sale of OREO) by the total of net interest income (excluding prepayment penalties paid on borrowings) and non-interest income (excluding net gain/loss from fair value adjustments, OTTI charges and net gains on the sale of securities).

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL DATA
(Dollars in thousands)
(Unaudited)
	At or for the three	At or for the year
	months ended	ended
	March 31, 2014	December 31, 2013

Selected Financial Ratios and Other Data

Regulatory capital ratios (for Flushing Financial Corporation):
Core capital	9.86%	9.70%
Tier 1 risk-based capital	14.75	14.93
Total risk-based capital	15.71	15.97

Regulatory capital ratios (for Flushing Bank only):
Core capital (well capitalized = 5%)	9.56%	9.48%
Tier 1 risk-based capital (well capitalized = 6%)	14.31	14.59
Total risk-based capital (well capitalized = 10%)	15.26	15.63

Capital ratios:
Average equity to average assets	9.30%	9.45%
Equity to total assets	9.29	9.16
Tangible common equity to tangible assets	8.99	8.86

Asset quality:
Non-accrual loans (excludes performing non-accrual TDR)	$ 43,181	$ 48,362
Non-performing loans	48,553	48,968
Non-performing assets	50,253	53,824
Net charge-offs	387	13,263

Asset quality ratios:
Non-performing loans to gross loans	1.39%	1.43%
Non-performing assets to total assets	1.04	1.14
Allowance for loan losses to gross loans	0.87	0.93
Allowance for loan losses to non-performing assets	60.24	59.04
Allowance for loan losses to non-performing loans	62.34	64.89

Full-service customer facilities	17	17

FLUSHING FINANCIAL CORPORATION and SUBSIDIARIES
NET INTEREST MARGIN
(Dollars in thousands)
(Unaudited)

	For the three months ended March 31,
	2014			2013
	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost
Assets
Interest-earning assets:
Mortgage loans, net (1)	$ 2,990,670	$ 38,582	5.16%	$ 2,882,021	$ 39,747	5.52%
Other loans, net (1)	400,646	3,538	3.53	304,704	3,193	4.19
Total loans, net	3,391,316	42,120	4.97	3,186,725	42,940	5.39
Mortgage-backed securities	769,914	5,390	2.80	708,977	5,721	3.23
Other securities	270,053	1,674	2.48	220,181	1,408	2.56
Total securities	1,039,967	7,064	2.72	929,158	7,129	3.07
Interest-earning deposits and
federal funds sold	54,555	27	0.20	38,975	17	0.17
Total interest-earning assets	4,485,838	49,211	4.39	4,154,858	50,086	4.82
Other assets	251,801			271,809
Total assets	$ 4,737,639			$ 4,426,667

Liabilities and Equity
Interest-bearing liabilities:
Deposits:
Savings accounts	$ 263,691	119	0.18	$ 284,982	135	0.19
NOW accounts	1,472,015	1,693	0.46	1,184,758	1,582	0.53
Money market accounts	197,454	107	0.22	143,405	54	0.15
Certificate of deposit accounts	1,109,738	5,786	2.09	1,227,033	6,511	2.12
Total due to depositors	3,042,898	7,705	1.01	2,840,178	8,282	1.17
Mortgagors' escrow accounts	43,296	13	0.12	42,139	9	0.09
Total deposits	3,086,194	7,718	1.00	2,882,317	8,291	1.15
Borrowed funds	983,867	5,006	2.04	913,298	7,649	3.35
Total interest-bearing liabilities	4,070,061	12,724	1.25	3,795,615	15,940	1.68
Non interest-bearing deposits	189,688			148,357
Other liabilities	37,464			41,245
Total liabilities	4,297,213			3,985,217
Equity	440,426			441,450
Total liabilities and equity	$ 4,737,639			$ 4,426,667

Net interest income / net interest rate spread		$ 36,487	3.14%		$ 34,146	3.14%

Net interest-earning assets / net interest margin	$ 415,777		3.25%	$ 359,243		3.29%

Ratio of interest-earning assets to interest-bearing liabilities			1.10X			1.09X

(1) Loan interest income includes loan fee income (which includes net amortization of deferred fees and costs, late charges, and prepayment penalties) of approximately $1.0 million and $0.8 million for the three months ended March 31, 2014 and 2013, respectively.
CONTACT: David Fry
         Senior Executive Vice President,
         Treasurer and Chief Financial Officer
         Flushing Financial Corporation
         (718) 961-5400